Exhibit 23
Consent Letter of Bayphase Limited

St George’s House Knoll Road Camberley Surrey GU15 3SY Tel: +44 (0)1276 682828 Fax: +44 (0)1276 63334
AsherXino Corporation 5847 San Felipe Street, 17th Floor Houston, TX 77002 United States of America	3rd September 2009

Ladies and Gentlemen:

     We hereby consent to the references to Bayphase Limited as set forth under the headings “Item 3 — Properties” and “Item 15—Financial Statements and Exhibits” in the registration statement on Form 10 of AsherXino Corporation dated July 31, 2009, and all amendments thereto.

     We prepared estimates, as of April 2009, of the reserves within the oil block OPL 2012, according to the Petroleum Resources Management System (2007) proposed by SPE, AAPG, WPC and SPEE. The oil block is located offshore from Nigeria. The volumes of proved reserves estimated as of April 2009 are 1.5 million barrels of oil, and 818.4 billion cubic feet of natural gas. These estimates and the oil block evaluated are those contained in our audit report dated April 2009, and are subject to the explanations, definitions, qualifications, assumptions, and conclusions contained in such audit report.

Yours very truly,
For Bayphase

/s/ Geoff Eyre

Geoff Eyre
Managing Director